UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☒ Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

ENVIRONMENTAL POWER CORPORATION

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 011-(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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ENVIRONMENTAL POWER CORPORATION

One Cate Street, 4th Floor

Portsmouth, New Hampshire 03801

PROXY SUPPLEMENT

TO

PROXY STATEMENT

FOR

SPECIAL MEETING OF STOCKHOLDERS

To Be Held on Thursday, September 23, 2004

The purpose of this Proxy Supplement to the Proxy Statement, dated August 27, 2004 (the “Proxy Statement”), for the Special Meeting of Stockholders of Environmental Power Corporation (the “Company”), to be held on Thursday, September 23, 2004 at 11:00 a.m. at the offices of the Company, is to correct a number appearing on page 7 of the Proxy Statement in the second paragraph under the heading “Proposal Two – Approval of the Amendment to the Environmental Power Corporation 2001 Stock Incentive Plan”.

The seventh sentence of such paragraph as set forth in the Proxy Statement reads as follows:

“Thus, approval of the Plan Amendment, combined with the termination of the 2003 Incentive Compensation Plan, would result in a net increase of only 1,786,786 shares of Common Stock reserved and available for issuance pursuant to equity incentive awards.”

Such sentence is hereby amended to read in its entirety as follows:

“Thus, approval of the Plan Amendment, combined with the termination of the 2003 Incentive Compensation Plan, would result in a net increase of only 1,213,214 shares of Common Stock reserved and available for issuance pursuant to equity incentive awards.”

Portsmouth, New Hampshire	By order of the Board of Directors,

August 27, 2004	/s/ Joseph E. Cresci
Secretary